Exhibit 99.1
For Immediate Release

Company Contact:	IR Agency Contact:
Investor Relations	Christiane Pelz
408-952-8449	Lippert/Heilshorn & Associates, Inc.
investorrelations@raesystems.com	415-433-3777
cpelz@lhai.com
RAE Systems Reports Fourth Quarter and Year-End 2007 Results
- Fourth Quarter 2007 Revenue Increased 32% from the Fourth Quarter of 2006 -
- Annual Revenue Grew by 34% from 2006 to 2007 -
SAN JOSE, Calif. — March 6, 2008 — RAE Systems Inc. (AMEX: RAE), a leader in delivering innovative sensor solutions to serve industrial, energy, environmental and government safety markets worldwide, reported results for the fourth quarter and year-ended December 31, 2007.
“RAE Systems delivered record quarterly and annual revenue of $27.5 million and $90.8 million, respectively, which is in part attributable to our December 2006 formation of RAE Fushun,” said Robert Chen, RAE Systems president and chief executive officer. “While we were pleased with our revenue growth in 2007, we are disappointed by our operating loss. Therefore, we have begun implementing specific programs to improve gross margins, increase productivity, reduce operating expenses and reduce our investments in working capital, all without impacting product quality.”
Fourth Quarter 2007 Financial Results
For the fourth quarter of 2007, RAE Systems increased revenue from continuing operations by 32 percent to $27.5 million, compared with revenue from continuing operations of $20.9 million for the same quarter in 2006. The RAE Fushun joint venture contributed 20 percent of our year-over-year revenue growth with the balance coming from existing operations. For the fourth quarter, the Americas contributed 35 percent of total revenue, Asia contributed 53 percent and Europe contributed 12 percent. Gross margin for the quarter was 51 percent, compared with 50 percent for the same quarter of 2006. The slight improvement was attributable to the improving gross margin

For Immediate Release
contribution from the China operations. In the fourth quarter, the company took a non-cash charge of $7.3 million due to a valuation allowance against deferred tax assets related to its operations in the U.S. as required under SFAS No. 109, Accounting for Income Taxes. Net loss for the fourth quarter of 2007 was $7.5 million or $0.13 per share, compared with net loss of $1.0 million or $0.02 per share for the fourth quarter of 2006.
Full Year 2007 Financial Results
For 2007 RAE Systems reported revenue from continuing operations of $90.8 million, compared with revenue from continuing operations of $67.7 million in 2006. This represents a 34 percent year-over-year increase. The RAE Fushun joint venture contributed 17 percent of our year-over-year revenue growth with the balance coming from existing operations. For the full year gross margin declined to 51 percent from 52 percent in 2006.
The 2007 net loss included a $4.2 million loss from the discontinuation of the company’s digital video business, a $7.3 million non-cash income tax charge due to valuation allowance against deferred tax assets, and $1.5 million of legal expense related to the Polimaster arbitration award. The loss for the full year was $14.7 million or $0.25 per share, compared with a net loss of $1.5 million or $0.03 per share for 2006.
In December 2007, the company completed the sale and leaseback of its San Jose headquarters facility resulting in a net cash infusion of $12.3 million. The proceeds of which were used to repay bank loans of $9.6 million. The gain from the sale of the building will be recognized ratably over the ten year term of the lease. At December 31, 2007, cash and cash equivalents were $15.9 million.
“During 2007, we focused on integrating the RAE Fushun coal mine safety joint venture and continuing to deliver innovative new products. We also introduced six new, multi-use products, to serve the energy, industrial, chemical, safety and government security markets in more than 85 countries. Given our market and geographic diversity, along with our targeted expense reduction

For Immediate Release
programs, we believe we are well positioned to increase 2008 revenue by 15 percent to 20 percent over 2007 and be profitable for the full year,” said Chen.
Fourth Quarter 2007 Business Highlights
•	The Hovensa Refinery in the U.S. Virgin Islands took delivery of AreaRAE, wireless systems.

•	In Mexico, the company won a contract to supply all gas detection instruments to PEMEX P.E.P., the Exploration and Drilling unit, for the next 2 years.

•	The company won government orders from the EPA, FEMA, the U.S. Navy and Air Force as well as municipal, state and county emergency management agencies.

•	The Bahrain Civil Defense Force made a significant purchase of our intrinsically safe, gamma radiation detector/dosimeter, the GammaRAE TWO-R.

•	The company delivered its first large sized orders of wireless AreaRAE toxic gas monitors to several China municipal fire brigades. China is expected to adopt more wireless systems in 2008.

•	The company continued to win business with PetroChina.

•	The company entered into supplier partnerships with two of the largest state run China coal mine operators, which resulted in orders for digital mine safety instruments, breathing apparatus and other mine safety equipment.

•	The company is supplying toxic gas detection equipment for the August 2008 Beijing Olympics.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real time. Products include multi-sensor chemical detection networks, wireless gas detection systems and radiation monitors for energy production and refining, industrial and environmental safety, and public and government first responder security. RAE Systems’ products are used in over 85 countries by many of the world’s leading corporations and by many U.S. government agencies. For more information about RAE Systems, please visit www.RAESystems.com.

For Immediate Release
Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
[Tables to Follow]

RAE Systems Inc.
Consolidated Balance Sheets
(in thousands, except share and par value data)
(unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$15,906	$18,119
Short-term investments	—	3,248
Trade notes receivable	2,793	1,977
Accounts receivable, net of allowances of $2,060 and $843, respectively	22,749	16,966
Accounts receivable from affiliate	21	154
Inventories, net	17,542	15,382
Prepaid expenses and other current assets	2,930	2,530
Income taxes receivable	1,395	968
Deferred tax assets, current	—	935

Total current assets	63,336	60,279

Property and equipment, net	12,258	15,120
Acquisition in-progress	—	820
Intangible assets, net	3,827	5,304
Goodwill	3,143	3,760
Investments in unconsolidated affiliates	425	420
Deferred tax assets, non-current	—	3,402
Other assets	1,680	648

Total assets	$84,669	$89,753

LIABILITIES, MINORITY INTEREST IN CONSOLIDATED ENTITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,071	$7,187
Accounts payable to affiliate	411	360
Payable to Fushun shareholder	609	3,926
Bank lines of credit	2,618	—
Accrued liabilities	12,098	8,793
Notes payable to related parties, current	191	822
Income taxes payable	—	520
Deferred revenue, current	488	2,030

Total current liabilities	22,486	23,638

Deferred revenue, non-current	514	736
Deferred tax liabilities, non-current	277	438
Other long-term liabilities	7,281	1,045
Notes payable to related parties, non-current	2,370	3,222

Total liabilities	32,928	29,079

MINORITY INTEREST IN CONSOLIDATED ENTITIES	5,409	4,495

SHAREHOLDERS’ EQUITY:
Common stock, $0.001 par value, 200,000,000 shares authorized; 59,177,892 and 59,274,596 shares issued and outstanding, respectively	59	59
Additional paid-in capital	60,957	58,828
Accumulated other comprehensive income	4,133	1,245
Accumulated deficit	(18,817)	(3,953)

Total stockholders’ equity	46,332	56,179

Total liabilities, minority interest in consolidated entities and shareholders’ equity	$84,669	$89,753

RAE Systems Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Month Ended December 31		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$27,513	$20,905	$90,836	$67,721
Cost of sales	13,548	10,455	44,428	32,198

Gross profit	13,965	10,450	46,408	35,523

Operating expenses:	—	—
Sales and marketing	8,111	6,456	25,434	18,987
Research and development	2,659	1,871	7,973	6,075
General and administrative	4,748	3,679	18,165	13,332
(Gain) loss on abandonment of lease	—	—	(595)	—

Total operating expenses	15,518	12,006	50,977	38,394

Operating loss from continuing operations	(1,553)	(1,556)	(4,569)	(2,871)
Other income (expense):
Interest income	17	153	162	782
Interest expense	(237)	(90)	(705)	(249)
Other, net	131	15	459	232
Equity in gain (loss) of unconsolidated affiliates	38	41	3	(194)

Loss from continuing operations before income taxes and minority interest	(1,604)	(1,437)	(4,650)	(2,300)
Income tax expense (benefit)	5,480	(618)	5,883	(882)

Loss before minority interest	(7,084)	(819)	(10,533)	(1,418)
Minority interest in income (loss) of consolidated subsidiaries	(41)	(27)	(6)	49

Loss from continuing operations	(7,125)	(846)	(10,539)	(1,369)
Loss from discontinued operations, net of tax	(378)	(109)	(4,154)	(160)

Net loss	$(7,503)	$(955)	$(14,693)	$(1,529)

Net loss per share — basic and diluted
Continuing operations	$(0.12)	$(0.02)	$(0.18)	$(0.03)
Discontinued operations	(0.01)	—	(0.07)	—

Net loss per share — basic and diluted	$(0.13)	$(0.02)	$(0.25)	$(0.03)

Weighted average common shares outstanding — Basic	58,989	59,155	58,852	58,425
Stock options and warrants	—	—	—	—

Weighted average common shares outstanding — Diluted	58,989	59,155	58,852	58,425

The following table sets forth the components of our Consolidated Statements of Operations as a percentage of net sales:

	Three Month Ended
	December 31		Year Ended December 31,
	2007	2006	2007	2006
Net sales	100%	100%	100%	100%
Cost of sales	49%	50%	49%	48%

Gross profit	51%	50%	51%	52%

Operating expenses:
Sales and marketing	29%	31%	28%	28%
Research and development	10%	9%	9%	9%
General and administrative	17%	17%	20%	20%
(Gain) loss on abandonment of lease	0%	0%	-1%	0%

Total operating expenses	56%	57%	56%	57%

Operating loss from continuing operations	-5%	-7%	-5%	-5%
Other income (expense):
Interest income	0%	0%	0%	1%
Interest expense	-1%	0%	-1%	0%
Other, net	0%	0%	1%	0%
Equity in gain (loss) of unconsolidated affiliates	0%	0%	0%	0%

Loss from continuing operations before income taxes and minority interest	-6%	-7%	-5%	-4%
Income tax expense (benefit)	20%	-3%	6%	-1%

Loss before minority interest	-26%	-4%	-11%	-3%
Minority interest in income (loss) of consolidated subsidiaries	0%	0%	0%	0%

Loss from continuing operations	-26%	-4%	-11%	-3%
Loss from discontinued operations, net of tax	-1%	-1%	-5%	0%

Net loss	-27%	-5%	-16%	-3%